LIONSGATE AND SOCIÉTÉ GÉNÉRALE DE FINANCEMENT DU QUÉBEC ANNOUNCE FILMED ENTERTAINMENT
FINANCING DEAL FOR PRODUCTION IN QUÉBEC
SGF To Contribute Up To $140 Million (U.S.) Out Of Up To $400 Million (U.S.) Television And
Motion Picture Financing Slate Over Next Four Years
Next Punisher Film Set For Production In Montréal In October Under New Deal
SANTA MONICA, CA, Vancouver, BC, and MONTRÉAL, QUÉBEC, August 1, 2007 — As part of the continued growth of its television and motion picture production businesses, Lionsgate (NYSE: LGF), the leading independent filmed entertainment studio, today announced a four-year, $400 million filmed entertainment slate financing agreement with Société générale de financement du Québec (SGF), the provincial government’s investment arm that has a $2 billion investment portfolio. As part of its continued effort to promote production of foreign films and television series in Québec, SGF will finance up to 35% of production costs of television and feature film productions shot in Québec for a four-year period for an aggregate investment of up to $140 million. The transaction will encompass a broad range of future Lionsgate television and feature film productions in the Province of Québec, including the planned October 2007 production of Lionsgate’s next Punisher film, starring Ray Stevenson (from HBO’s hit series Rome) and directed by Oscar ® nominee Lexi Alexander.
“We are delighted to partner with SGF in the financing of our growth,” said Lionsgate Co-Chairman and Chief Executive Officer Jon Feltheimer. “This transaction reflects our commitment to form innovative and cost-effective alliances to continue expanding our television and motion picture production.”
“SGF is pleased to participate with Lionsgate in this exciting venture which will have a significant impact on Québec’s filmed entertainment industry,” said SGF’s Chairman of the Board, President and General Manager, Pierre Shedleur. “We anticipate the creation of more than 6,700 full-time equivalent jobs, generating total wages of $270 million”.
Minister of Economic Development, Innovation and Export Trade, Raymond Bachand, saluted this key investment. “This investment will be highly beneficial for Québec’s filmed entertainment industry. Foreign productions are vital for the growth of this sector and for the continued development of the industry’s workforce in Québec.”
Lionsgate noted that the agreement maintains its historic commitment to major production initiatives in Canada. Under the arrangement, SGF will finance up to 35% of the budgeted costs of television and feature film productions shot in Québec. The announcement follows Lionsgate’s May 2007 formation of a $400 million, 23-picture theatrical slate financing agreement led by Goldman, Sachs & Co., JP Morgan Chase and Jefferies & Co. as well as SGF’s investment in the $212.5 million financing of Joel Silver’s Dark Castle slate in 2006.

On the Lionsgate side, the deal was orchestrated by Lionsgate General Counsel and EVP Corporate Operations Wayne Levin, EVP Structured Finance Mark Manuel, and the law firms Heenan Blaikie LLP and O’Melveny & Myers LLP. The deal was referred to Lionsgate through John Burke of the law and lobbying firm Akin Gump Strauss Hauer & Feld LLP.
On the SGF side, the deal was driven by SGF’s Legal Counsel Donna Benedek, and Senior Vice-President, Investments Support and Management, Yves Bourque. Joey Mastrogiuseppe of the law firm Fraser Milner Casgrain, LLP and Kaye Scholer, LLP advised SGF.
Lionsgate is the leading independent filmed entertainment studio, winning the 2006 Best Picture Academy Award ® for Crash, and the Company is a premier producer and distributor of motion pictures, home entertainment, family entertainment, television programming and video-on-demand content. Its prestigious and prolific library of more than 11,000 motion picture titles and television episodes is a valuable source of recurring revenue and a foundation for the growth of the Company’s core businesses. The Lionsgate brand is synonymous with original, daring, quality entertainment in markets around the globe.
www.lionsgate.com
Société générale de financement du Québec (www.sgfqc.com), an industrial and financial holding company, has a mission to carry out economic development projects, with emphasis on the industrial sector, in co-operation with partners and on standard profitability conditions, in accordance with the economic development policy of the Québec government.
www.sgfqc.com
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For further information, please contact:
Peter D. Wilkes
Senior Vice President Investor Relations & Executive Communications
Lionsgate
310-255-3726
pwilkes@lionsgate.com
Kelli Easterling
Coordinator, Investor Relations
Lionsgate
310-255-4929
keasterling@lionsgate.com
Marie-Claude Lemieux
Senior Adviser
Communications and Media Relations
Société générale de financement du Québec
(514) 876-9368
mclemieux@sgfqc.com
The matters discussed in this press release include forward-looking statements. Such statements are subject to a number of risks and uncertainties. Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including risk factors as set forth in Lionsgate’s 10-K filed with the Securities and Exchange Commission on May 30, 2007. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.